GNC Reaches Agreement with New York Attorney General

Agreement Affirms GNC Products Meet all FDA Rules

GNC Restores Full Assortment of Herbal Plus® Products to Stores in New York State

PITTSBURGH -- Mar. 30, 2015 -- GNC Holdings, Inc. (NYSE:GNC), a leading global specialty retailer of health and wellness products, today announced that it has reached an agreement with the New York Attorney General regarding the Company’s Herbal Plus® products. The agreement affirms that the relevant GNC products were in full compliance with the federal Food and Drug Administration “Current Good Manufacturing Practices” and acknowledges GNC’s full cooperation with the Attorney General’s inquiries.

In its response to the NYAG’s inquiry, and as highlighted in the agreement, GNC provided the results of rigorous tests conducted both internally and by independent third parties. These tests provided conclusive evidence that GNC’s products are safe, pure, properly labeled and in full compliance with all regulatory requirements. The testing also demonstrated that the Company’s products contain all herbal extracts listed on their respective labels. In addition, a former senior FDA GMP expert performed a comprehensive review of GNC’s manufacturing processes for the products at issue and found them to be in compliance with all applicable requirements. Accordingly, GNC has restored its full assortment of Herbal Plus® products to all GNC stores in New York State.

As part of its commitment to industry leadership, GNC will expand its testing processes deeper into its supply chain by leading ongoing industry efforts to integrate source material traceability standards including DNA barcoding where appropriate (prior to extraction processes) and enhance certain other aspects of its operations to provide consumers even greater confidence in its products. The Company believes that given its position as an industry leader, these measures, which would not have impacted availability of the products subject to this review, will result in the adoption of stricter minimum standards across the broader industry - a win for the industry, the Company and consumers.

“As our testing demonstrated, and this agreement affirms beyond any doubt, our products are not only safe and pure but are in full compliance with all regulatory requirements,” said Michael G. Archbold, Chief Executive Officer of GNC. “A robust testing regime, careful sourcing regimen and detailed manufacturing specifications have always been core elements to ensuring that we provide our customers with high quality products. Our customers trust and value our products, and we are steadfastly committed to maintaining that trust and confidence. As an industry leader we have always gone above and beyond the minimum requirements in pursuing quality for our consumers, and we will continue to lead the efforts for higher standards. This is good for consumers, good for the industry, and good for GNC.”

GNC has preserved the specific product lots of the five products that were the subject of this inquiry for use in defending the Company against the lawsuits that have been filed subsequent to the NYAG’s February 2 letter, despite the fact that there is no prohibition against the sale of such products. The Company believes these lawsuits are completely without merit and will defend itself aggressively. Identical products to those that have been preserved remain available for sale to consumers at GNC stores in New York State.

About GNC Holdings, Inc.

GNC Holdings, Inc., headquartered in Pittsburgh, PA, is a leading global specialty retailer of health and wellness products - including vitamins, minerals, and herbal supplement products, sports nutrition products and diet products - and trades on the New York Stock Exchange under the symbol "GNC."

The Company has a diversified, multi-channel business model and derives revenue from product sales through company-owned retail stores, domestic and international franchise activities, third party contract manufacturing, e-

commerce and corporate partnerships.  GNC's broad and deep product mix, which is focused on premium, value-added nutritional products, is sold under GNC proprietary brands, including Mega Men®, Ultra Mega®, Total LeanTM , Pro Performance®, Pro Performance® AMP, Beyond Raw®, GNC PuredgeTM , GNC GenetixHD®, Herbal Plus® and under nationally recognized third party brands.  As of December 31, 2014, GNC has more than 8,900 locations, of which more than 6,600 retail locations are in the United States (including 1,070 franchise and 2,269 Rite Aid franchise store-within-a-store locations) and franchise operations in more than 50 countries (including distribution centers where retail sales are made).

Contacts

Sard Verbinnen & Co.
Bryan Locke/Bob Rendine/Ellen Davis, 212-687-8080
blocke@sardverb.com
rrendine@sardverb.com
edavis@sardverb.com